Exhibit 99.1

Phillips 66 Reports Third-Quarter 2023 Financial Results and Update to Strategic Priorities

Third-Quarter Results

•Reported third-quarter earnings of $2.1 billion or $4.69 per share; adjusted earnings of $2.1 billion or $4.63 per share
•Generated $2.7 billion of operating cash flow, $2.4 billion excluding working capital
•Returned $1.2 billion to shareholders through dividends and share repurchases
•Continued strong Refining operations with crude utilization rate of 95%, highest since 2019

Strategic Priorities Update

•Raise shareholder distributions target to a range of $13 billion to $15 billion, supported by $5 billion increase in share repurchase authorization
•Monetize over $3 billion of non-core assets
•Return at least 50% of operating cash flow to shareholders
•Increase business transformation run-rate target to $1.4 billion by year-end 2024, with over 50% from Refining
•Further improve market capture and integrated value by increasing commercial supply and trading contributions
•Raise mid-cycle adjusted EBITDA growth target to $4 billion by 2025

HOUSTON, October 27, 2023 – Phillips 66 (NYSE: PSX), a diversified energy company, announces third-quarter results and updates to the strategic priorities first presented at its November 2022 Investor Day.

“Phillips 66’s focus on strong operating performance and execution on our strategic priorities, coupled with favorable market conditions, enabled us to achieve significant improvement in earnings and cash generation,” said Mark Lashier, Phillips 66 president and CEO. “Today we are raising the bar by putting forth enhanced, ambitious and achievable plans that will reward shareholders now and well into the future.”

Strategic Priorities Update

Phillips 66 is on track to exceed its original strategic priority targets. The company is successfully executing operational enhancements in Refining and delivering business transformation cost reductions. In Midstream, the implementation of the company’s NGL wellhead-to-market strategy has exceeded expectations and enabled an increase to the synergy target. Given the company’s substantial progress on these strategic priorities, combined with plans to increase commercial contributions, Phillips 66 is increasing its mid-cycle adjusted EBITDA growth target from $3 billion to $4 billion by 2025.

Phillips 66 Reports Third-Quarter 2023 Financial Results
Phillips 66 returned $6.7 billion through share repurchases and dividends since July 2022 and is on pace to exceed the original $10 billion to $12 billion target. The company is now increasing this target to a range of $13 billion to $15 billion and plans to return at least 50% of operating cash flow to shareholders. The Board of Directors of Phillips 66 approved an additional $5 billion in share repurchase authorization. This is in addition to its previous authorization, which had approximately $3.1 billion remaining as of September 30. Since 2012, the Board has authorized share repurchases totaling $25 billion.

Phillips 66’s business transformation will deliver over $1 billion in run-rate cost and capital reductions by the end of 2023. The company is now targeting a $1.4 billion run-rate by the end of 2024.

The company also plans to monetize non-core assets that are expected to generate over $3 billion in proceeds that will be deployed to further strategic priorities, including returns to shareholders. In August, Phillips 66 sold its 25% interest in South Texas Gateway Terminal for $275 million. The company’s total proceeds from asset dispositions were $370 million through the third quarter of 2023.

Third-Quarter Results

For the third quarter 2023, Phillips 66 announces earnings of $2.1 billion compared with earnings of $1.7 billion in the second quarter. Excluding special items of $27 million, the company had adjusted earnings of $2.1 billion in the third quarter, compared with second-quarter adjusted earnings of $1.8 billion.

Midstream

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2023	Q2 2023	Q3 2023	Q2 2023
Transportation	$386	284	285	284
NGL and Other	335	335	293	357
NOVONIX	(9)	(15)	(9)	(15)
Midstream	$712	604	569	626

Midstream third-quarter 2023 pre-tax income was $712 million, compared with $604 million in the second quarter of 2023. Results in the third quarter included a gain of $101 million on the sale of an investment and a gain of $46 million from a change in inventory method for an acquired business, partially offset by $4 million of integration-related restructuring costs. Results in the second quarter included $22 million of integration-related restructuring costs.

Transportation third-quarter adjusted pre-tax income was $285 million, in line with adjusted pre-tax income of $284 million in the second quarter.

NGL and Other adjusted pre-tax income was $293 million in the third quarter, compared with adjusted pre-tax income of $357 million in the second quarter. This decrease was mainly due to timing of cargo freight costs, as well as higher employee, integration and utility costs, partially offset by increased margins from improved commodity prices.

In the third quarter, the fair value of the company’s investment in NOVONIX, Ltd. decreased by $9 million compared with a $15 million decrease in the second quarter.

Phillips 66 Reports Third-Quarter 2023 Financial Results

Chemicals

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2023	Q2 2023	Q3 2023	Q2 2023
Chemicals	$104	192	104	192

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals third-quarter 2023 reported and adjusted pre-tax income was $104 million, compared with $192 million in the second quarter of 2023. This decrease was mainly due to lower margins, partially offset by higher volumes. Global olefins and polyolefins utilization was 99% for the quarter.

Refining

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2023	Q2 2023	Q3 2023	Q2 2023
Refining	$1,710	1,134	1,740	1,148

Refining third-quarter 2023 reported and adjusted pre-tax income was $1.7 billion, compared with pre-tax income of $1.1 billion in the second quarter of 2023. Results in the third quarter included a $30 million legal accrual. Results in the second quarter included a $14 million loss related to a sale of assets.

The increase was primarily due to higher realized margins supported by strong utilization. Realized margins increased from $15.32 per barrel in the second quarter to $18.96 per barrel in the third quarter, driven by higher market crack spreads, partially offset by inventory hedge impacts, lower secondary product margins and lower Gulf Coast clean product realizations. The composite RIN adjusted market crack spread increased from $20.96 per barrel in the second quarter to $28.64 per barrel in the third quarter.

Refining pre-tax turnaround costs for the third quarter were $111 million. In addition, there were $37 million of turnaround costs related to the Rodeo renewables facility. Crude utilization rate was 95% and clean product yield was 85%.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2023	Q2 2023	Q3 2023	Q2 2023
Marketing and Specialties	$633	644	633	644

Marketing and Specialties third-quarter 2023 reported and adjusted pre-tax income was $633 million, compared with $644 million in the second quarter of 2023.

Phillips 66 Reports Third-Quarter 2023 Financial Results

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q3 2023	Q2 2023	Q3 2023	Q2 2023
Corporate and Other	$(346)	(330)	(295)	(236)

Corporate and Other third-quarter 2023 pre-tax costs were $346 million, compared with pre-tax costs of $330 million in the second quarter of 2023. Results in the third and second quarter included business transformation-related restructuring costs of $51 million and $41 million, respectively. The second quarter also included a loss on early redemption of debt of $53 million. Adjusted pre-tax costs were $295 million in the third quarter. The increase in the third quarter was mainly due to higher net interest and employee-related expenses.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $2.7 billion in cash from operations in the third quarter of 2023. Cash from operations includes pension plan contributions of $358 million. Excluding working capital impacts, operating cash flow was $2.4 billion.

During the third quarter, Phillips 66 funded $855 million of capital expenditures and investments, $752 million of share repurchases and $465 million in dividends. Also in the quarter, the company received proceeds of $280 million from asset dispositions. The company ended the quarter with 440 million shares outstanding.

As of September 30, 2023, the company had $3.5 billion of cash and cash equivalents and $6.3 billion of committed capacity available under credit facilities. The company’s consolidated debt-to-capital ratio was 38% and its net debt-to-capital ratio was 33%.

Business Update

In Midstream, the company remains focused on capturing over $400 million of commercial and operating synergies across its wellhead-to-market value chain by 2025. The run-rate synergy capture at the end of the third quarter was approximately $250 million.

In Chemicals, CPChem recently completed construction and began operations of a 586 million pounds per year 1-hexene unit in Old Ocean, Texas. CPChem expects to start up its 1 billion pounds per year propylene splitter project at its Cedar Bayou facility in the fourth quarter.

CPChem continues to pursue a portfolio of high-return growth projects. CPChem and QatarEnergy are building joint-venture petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar. On the U.S. Gulf Coast, the Golden Triangle Polymers (GTP) facility will include a 4.6 billion pounds per year ethane cracker and two high-density polyethylene units with a combined capacity of 4.4 billion pounds per year. CPChem owns a 51% equity share in the joint venture, which has secured project financing. The GTP facility is expected to begin operations in 2026.

The Ras Laffan Petrochemical (RLP) facility will include a 4.6 billion pounds per year ethane cracker and two high-density polyethylene units with a total capacity of 3.7 billion pounds per year. The joint venture, owned 30% by CPChem, secured project financing in October. The RLP facility is expected to start up in late 2026.

Phillips 66 Reports Third-Quarter 2023 Financial Results

In Refining, the company continues to advance high-return, low-capital projects to improve asset reliability and market capture. The company is implementing 10 to 15 projects a year to improve market capture by 1% to 2% per year. In 2022, the company completed projects that added 2% to market capture based on mid-cycle pricing and is on track to increase market capture by 1.3% in 2023.

Phillips 66 is converting its San Francisco Refinery in Rodeo, California, into one of the world’s largest renewable fuels facilities. Construction continues on the Rodeo Renewed refinery conversion project that is expected to begin operations in the first quarter of 2024. The total project will cost approximately $1.25 billion. The conversion will reduce emissions from the facility and produce lower carbon-intensity transportation fuels. Upon completion, the facility will have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity.

The company recently acquired a marketing business on the U.S. West Coast to optimize the placement of renewable diesel that will be produced at the Rodeo facility.

Phillips 66 Reports Third-Quarter 2023 Financial Results
Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to provide an update on the company’s strategic initiatives and discuss the company’s third-quarter performance. To access the webcast and view related presentation materials, go to phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2023			2022*
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$712	604	2,018	3,608	4,078
Chemicals	104	192	494	135	804
Refining	1,710	1,134	4,452	2,907	6,176
Marketing and Specialties	633	644	1,703	828	1,863
Corporate and Other	(346)	(330)	(959)	(320)	(829)
Pre-Tax Income	2,813	2,244	7,708	7,158	12,092
Less: Income tax expense	670	510	1,754	1,618	2,713
Less: Noncontrolling interests	46	37	199	149	239
Phillips 66	$2,097	1,697	5,755	5,391	9,140

Adjusted Earnings
	Millions of Dollars
	2023			2022*
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$569	626	1,873	608	1,078
Chemicals	104	192	494	135	804
Refining	1,740	1,148	4,496	2,883	6,265
Marketing and Specialties	633	644	1,703	828	1,863
Corporate and Other	(295)	(236)	(779)	(246)	(730)
Pre-Tax Income	2,751	2,374	7,787	4,208	9,280
Less: Income tax expense	660	532	1,768	937	2,039
Less: Noncontrolling interests	21	76	218	149	239
Phillips 66	$2,070	1,766	5,801	3,122	7,002

*Earnings and adjusted earnings for the third quarter of 2022 and the nine-month period ended September 30,2022, have been recast to reflect a change in the composition of the company's segments made in the fourth quarter of 2022. See the Basis of Presentation section below for further information.

Phillips 66 Reports Third-Quarter 2023 Financial Results

About Phillips 66

Phillips 66 (NYSE: PSX) manufactures, transports and markets products that drive the global economy. The diversified energy company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

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CONTACTS
Jeff Dietert (investors)	Owen Simpson (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	owen.simpson@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: fluctuations in NGL, crude oil, refined petroleum product and natural gas prices, and refining, marketing and petrochemical margins; changes in governmental policies or laws that relate to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels that regulate profits, pricing, or taxation, or other regulations that limit or restrict refining, marketing and midstream operations or restrict exports; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum products; our ability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; our ability to achieve the expected benefits of the integration of DCP Midstream, LP (DCP), including the realization of synergies; the success of the company’s business transformation initiatives and the realization of savings and cost reductions from actions taken in connection therewith; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, asset dispositions or acquisitions that we may pursue; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities (including the Russia-Ukraine war), expropriation of assets, and other political, economic or diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Third-Quarter 2023 Financial Results
Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings,” “adjusted pre-tax income (loss),” “adjusted pre-tax costs,” “adjusted earnings per share,” “realized refining margin per barrel,” and “net debt-to-capital ratio.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry. Where applicable, these measures exclude items that do not reflect the core operating results of our businesses in the current period or other adjustments to reflect how management analyzes results. Reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure are included within this release. References in the release to earnings refer to net income attributable to Phillips 66. References in the release to shareholder distributions refers to the sum of dividends paid to Phillips 66 stockholders and proceeds used by Phillips 66 to repurchase shares of its common stock.

This news release also includes the terms “adjusted EBITDA,” and “mid-cycle adjusted EBITDA,” which are non-GAAP financial measures. Adjusted EBITDA and mid-cycle adjusted EBITDA, as used in this release, are forward-looking non-GAAP financial measures. EBITDA is defined as estimated net income plus estimated net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as estimated EBITDA plus the proportional share of selected equity affiliates’ estimated net interest expense, income taxes, depreciation and amortization less the portion of estimated adjusted EBITDA attributable to noncontrolling interests. Net income is the most directly comparable GAAP financial measure for the consolidated company and income before income taxes is the most directly comparable GAAP financial measure for operating segments. Mid-cycle adjusted EBITDA is defined as the average adjusted EBITDA generated over a complete economic cycle. Adjusted EBITDA and mid-cycle adjusted EBITDA estimates depend on future levels of revenues and expenses, including amounts that will be attributable to noncontrolling interests, which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected adjusted EBITDA and mid-cycle adjusted EBITDA to consolidated net income or segment income before income taxes without unreasonable effort.

Basis of Presentation— During the fourth quarter of 2022, we changed the internal financial information reviewed by our chief executive officer to evaluate results and allocate resources to reflect the realignment of certain businesses between segments and business lines. We determined this realignment resulted in a change in the composition of our operating segments. Accordingly, results in the third quarter of 2022 and the nine-month period ended September 30, 2022, have been recast for comparability. The primary effects of this realignment included moving the results of certain processing assets at our Sweeny and Lake Charles refineries from the Midstream segment (NGL and Other) to the Refining segment. Additionally, commissions charged to the Refining segment by the Marketing and Specialties segment related to sales of specialty products were eliminated and the costs of the sales organization were reclassified from the Marketing and Specialties segment to the Refining segment. Additionally, we no longer present disaggregated business line results for our Chemicals and Marketing and Specialties segments.

Phillips 66 Reports Third-Quarter 2023 Financial Results

	Millions of Dollars
	Except as Indicated
	2023			2022*
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$2,097	1,697	5,755	5,391	9,140
Pre-tax adjustments:
Hurricane-related costs	—	—	—	(24)	(7)
Net (gain)/loss on asset disposition	(101)	14	(123)	—	—
Alliance shutdown-related costs[1]	—	—	—	—	26
Regulatory compliance costs	—	—	—	—	70
Legal accrual	30	—	30	—	—
Business transformation restructuring costs[2]	51	41	127	74	99
Loss on early redemption of DCP debt	—	53	53	—	—
Merger transaction costs	—	—	—	13	13
Gain on consolidation	—	—	—	(3,013)	(3,013)
Change in inventory method for acquired business	(46)	—	(46)	—	—
DCP integration restructuring costs[3]	4	22	38	—	—
Tax impact of adjustments[4]	10	(22)	(14)	681	649
Other tax impacts	—	—	—	—	25
Noncontrolling interests	25	(39)	(19)	—	—
Adjusted earnings	$2,070	1,766	5,801	3,122	7,002
Earnings per share of common stock (dollars)	$4.69	3.72	12.59	11.16	19.31
Adjusted earnings per share of common stock (dollars)[5]	$4.63	3.87	12.69	6.46	14.79

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$712	604	2,018	3,608	4,078
Pre-tax adjustments:
Net gain on asset disposition	(101)	—	(137)	—	—
Merger transaction costs	—	—	—	13	13
Gain on consolidation	—	—	—	(3,013)	(3,013)
Change in inventory method for acquired business	(46)	—	(46)	—	—
DCP integration restructuring costs[3]	4	22	38	—	—
Adjusted pre-tax income	$569	626	1,873	608	1,078
Chemicals Pre-Tax Income	$104	192	494	135	804
Pre-tax adjustments:
None	—	—	—	—	—
Adjusted pre-tax income	$104	192	494	135	804
Refining Pre-Tax Income	$1,710	1,134	4,452	2,907	6,176
Pre-tax adjustments:
Hurricane-related costs	—	—	—	(24)	(7)

Phillips 66 Reports Third-Quarter 2023 Financial Results

Net loss on asset disposition	—	14	14	—	—
Alliance shutdown-related costs[1]	—	—	—	—	26
Regulatory compliance costs	—	—	—	—	70
Legal accrual	30	—	30	—	—
Adjusted pre-tax income	$1,740	1,148	4,496	2,883	6,265
Marketing and Specialties Pre-Tax Income	$633	644	1,703	828	1,863
None	—	—	—	—	—
Adjusted pre-tax income	$633	644	1,703	828	1,863
Corporate and Other Pre-Tax Loss	$(346)	(330)	(959)	(320)	(829)
Pre-tax adjustments:
Business transformation restructuring costs[2]	51	41	127	74	99
Loss on early redemption of DCP debt	—	53	53	—	—
Adjusted pre-tax loss	$(295)	(236)	(779)	(246)	(730)

*Earnings and adjusted earnings for the third quarter of 2022 and the nine-month period ended September 30,2022, have been recast to reflect a change in the composition of the company's segments made in the fourth quarter of 2022. See the Basis of Presentation section above for further information.
[1]Costs related to the shutdown of the Alliance Refinery totaled $26 million pre-tax in the second quarter of 2022. Shutdown-related costs recorded in the Refining segment include pre-tax charges for the disposal of materials and supplies of $20 million, and asset retirements of $6 million recorded in depreciation and amortization expense.

[2]Restructuring costs, related to Phillips 66’s multi-year business transformation efforts, are primarily due to consulting fees and severance costs.
[3]Restructuring costs, related to the integration of DCP Midstream, primarily reflect severance costs and consulting fees. A portion of these costs are attributable to noncontrolling interests.
4We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 24%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

5Q3 2023 and Q2 2023 are based on adjusted weighted-average diluted shares of 447,255 thousand and 456,173 thousand, respectively. Q3 2022 is based on 483,035 thousand. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

Millions of Dollars
Except as Indicated
September 30, 2023
Debt-to-Capital Ratio
Total Debt	$19,444
Total Equity	31,989
Debt-to-Capital Ratio	38%
Total Cash	3,539
Net Debt-to-Capital Ratio	33%

Phillips 66 Reports Third-Quarter 2023 Financial Results

	Millions of Dollars
	Except as Indicated
	2023
	Q3	Q2
Realized Refining Margins
Income before income taxes	$1,710	1,134
Plus:
Taxes other than income taxes	93	99
Depreciation, amortization and impairments	211	209
Selling, general and administrative expenses	39	37
Operating expenses	1,142	941
Equity in earnings of affiliates	(208)	(117)
Other segment (income) expense, net	(10)	15
Proportional share of refining gross margins contributed by equity affiliates	416	335
Special items:
None	—	—
Realized refining margins	$3,393	2,653
Total processed inputs (thousands of barrels)	156,300	153,663
Adjusted total processed inputs (thousands of barrels)*	178,929	173,134
Income before income taxes (dollars per barrel)**	$10.94	7.38
Realized refining margins (dollars per barrel)*****	$18.96	15.32
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.